                                                                    EXHIBIT 99.1

                                [UICI LETTERHEAD]

(For Immediate Release)

UICI ANNOUNCES COMPLETION OF PREVIOUSLY ANNOUNCED TRANSACTIONS

DALLAS, TX, August 2, 2000----UICI (the "Company" NYSE: UCI) today announced that it had completed several recently-announced transactions, including the funding of all cash and collateral requirements of the United Credit National Bank Capital Plan, the sale of its National Motor Club unit and a restructuring of $70.0 million of indebtedness owing to a lender affiliated with Ronald L. Jensen (the Company's Chairman).

Funding of Capital Plan

         On July 27, 2000, UICI completed the funding of all cash contribution obligations and met all collateral deposit requirements of the United Credit National Bank ("UCNB") Capital Plan, which was previously approved by the OCC on June 29 and memorialized in separate Consent Orders issued by the OCC against UICI, United CreditServ, Inc. and UCNB. Since UICI first announced losses at its United CreditServ unit in December 1999, UICI through United CreditServ has contributed to UCNB as capital an aggregate of $176.6 million in cash, including the additional cash in the amount of $50.0 million contributed as contemplated by the Capital Plan.

Sale of National Motor Club

         On July 27, 2000 UICI completed the sale to an investor group consisting of Jensen family members (including Mr. Jensen) of its 97% interest in NMC Holdings, Inc. (the parent of National Motor Club of America, Inc.) for a purchase price of $56.8 million, representing 97% of the value of NMC as determined by independent appraisal.

         The purchase price was paid at closing in cash in the amount of $21.8 million and by delivery of a promissory note issued by the investor group in the principal amount of $35.0 million. The promissory note is an unsecured, full recourse obligation of the investor group and is unconditionally guaranteed by Mr. Jensen. The note bears interest at the per annum rate of prime fluctuating from time to time, with three equal installments of principal in the amount of $11.667 million due on October 1, November 1 and December 1, 2000, respectively. In accordance with the terms of the UCNB Capital Plan and Consent Orders, the Company has pledged the promissory note to UCNB to secure, in part, the Company's obligations under the Capital Plan.

         During 1999 and 1998, UICI's National Motor Club unit generated pre-tax operating income in the amount of $3.2 million and $5.1 million, respectively.

Debt Restructuring

         UICI also announced that, effective July 27, 2000, the Company and LM Finance, LLC (a company controlled by Mr. Jensen) had completed the restructuring of the terms of $70.0 million of indebtedness owing by the Company to LM Finance. Giving effect to the restructuring, LM Finance holds indebtedness in the aggregate principal amount of $70.0 million owing by the Company, which indebtedness consists of a $32.0 million unsecured tranche and a $38.0 million tranche secured by a pledge of 100% of the capital stock of Mid-West National Life Insurance Company of Tennessee. The unsecured tranche of the loan is mandatorily prepayable by the Company upon and to the extent of the Company's receipt of a tax refund currently expected to be paid in February 2001 in the amount of approximately $22.0 million. The loan matures on January 1, 2002, bears interest at the per annum rate of prime fluctuating from time to time, with interest accruing but not payable until the earlier to occur of full prepayment of the loan or January 1, 2002, and is mandatorily prepayable monthly to the extent of 1% of the outstanding principal balance of the loan.

CORPORATE PROFILE:

UICI, headquartered in Dallas, Texas, is a diversified financial services company offering financial services, health administrative services and insurance through its various subsidiaries and divisions to niche consumer and institutional markets. UICI provides health insurance through its insurance subsidiaries, UGA-Association Field Services and Cornerstone Marketing of America; enrollment, billing and collection claims administration and risk management services for healthcare payors and providers through UICI Administrators; financial services and products for college, undergraduates and graduate students, including providing federally-guaranteed student loans through Academic Management Services Corp. and manages blocks of life insurance and life insurance products to select markets through its OKC Division. UICI also holds a 39% interest in HealthAxis.com, Inc., a leading web-based insurance retailer providing fully integrated, end-to-end, web-enabled solutions for health insurance distribution and administration.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

Certain statements in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: changes in general economic conditions, including the performance of financial markets, and interest rates; competitive, regulatory or tax changes that affect the cost of or demand for the Company's products; health care reform; the ability to predict and effectively manage claims related to health care costs; and reliance on key management and adequacy of claim liabilities. The Company's and its United CreditServ unit's future results also could be adversely affected by the inability to fully reserve for anticipated future credit card charge-offs and losses; the inability of the Company to generate cash from operations, from sales of assets and/or from the proceeds of debt and/or equity financings in an amount sufficient to fund in a timely manner future capital requirements at United Credit National Bank and operating losses at Specialized Card Services, Inc.; the inability of United Credit National Bank to issue certificates of deposit on a timely basis to refinance outstanding


                                      (2)
certificates of deposit as they mature; and the possibility of future economic downturns causing an increase in credit losses or changes in regulations for credit cards or credit card national banks. The Company's Academic Management Services Corp. business could be adversely affected by changes in the Higher Education Act or other relevant federal or state laws, rules and regulations and the programs implemented thereunder may adversely impact the education credit market. In addition, existing legislation and future measures by the federal government may adversely affect the amount and nature of federal financial assistance available with respect to loans made through the U.S. Department of Education. Finally the level of competition currently in existence in the secondary market for loans made under the Federal Loan Programs could be reduced, resulting in fewer potential buyers of the Federal Loans and lower prices available in the secondary market for those loans.

UICI press releases and other company information are available at UICI's website located at www.uici.net.





                                      (3)